                                                                                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

TOYS “R” US ANNOUNCES UPDATE ON ITS STRATEGIC REVIEW

WAYNE, N.J., August 11, 2004– Toys “R” Us, Inc. (NYSE:TOY) today provided an update on the progress of its previously announced comprehensive review of its business and assets.  The company announced that its Board of Directors has decided to pursue the separation of the global toy and Babies “R” Us businesses. The company intends to separate ownership of these businesses in a manner designed to enhance shareholder value, and the Board is continuing to evaluate various means of effecting this separation.  As part of this comprehensive review, the company is taking steps, among other actions, to explore the possible sale of the global toy business as well as to prepare for a possible spin-off of Babies “R” Us.

In anticipation of the desired separation of these businesses, the Board has approved operating the two businesses as separate entities within the existing Toys “R” Us, Inc. corporate structure.  The company also plans to initiate a substantial restructuring of its global toy business in an effort to dramatically reduce operating and capital expenses and strengthen that business’s cash flow potential.

John Eyler, Chairman and Chief Executive Officer, said, “The series of steps we are announcing today reflect the fact that our global toy business and our Babies “R” Us business operate in distinct markets, and are at fundamentally different phases in their growth cycle.  Consequently, by ultimately operating them as separate entities, we will provide a better opportunity for Babies “R” Us to continue its healthy growth.  In addition, whatever form the separation takes, these steps should facilitate the execution of a restructured – and substantially leaner and more focused – global toy business that we believe can generate significant cash.”

Mr. Eyler continued, “We have spent the past several months reviewing all of our businesses and assets to determine the best course to strengthen our company’s competitive position and the value we offer to our shareholders.  As a result of this process we intend to do the following:

  Operate the Babies “R” Us business separately from our global toy business.  We ultimately intend to separate ownership of the two businesses, and we are seeking to have this accomplished in the first half of fiscal 2005.

  Substantially restructure our corporate headquarter operations in Wayne, New Jersey. The company has recorded severance and other related charges of approximately $14 million associated with this action in the second quarter of 2004, and additional charges will occur in subsequent quarters.

  Reduce operating expenses in the corporate headquarters and U.S. toy business by more than $125 million by fiscal 2005 as compared to fiscal 2003.

  Cut capital spending in 2005 for the global toy business to less than half of estimated annual depreciation and amortization of roughly $300 million.

  Take approximately $150 million in markdowns in the second quarter primarily to liquidate selected U.S. toy store inventory and therefore enhance store productivity and supply chain efficiency.  This is also intended to accelerate inventory turnover and generate additional cash.”

In connection with the steps the company is announcing today, Mr. Eyler will continue in his role as Chairman and CEO of Toys “R” Us, Inc.  Ray Arthur will continue in his current role as Chief Financial Officer of Toys “R” Us, Inc.  Richard Markee, Vice Chairman of Toys “R” Us, Inc., has been appointed President of Babies “R” Us and will become CEO and President of Babies “R” Us on separation.   Jon Kimmins, Treasurer of Toys “R” Us, Inc., will join Babies “R” Us as Chief Financial Officer upon separation.  John Barbour, who is currently President of Toys “R” Us International, will replace Rick Markee in his current position as President of the U.S. Toy Stores.

Mr. Markee, a founder of the Babies “R” Us business, commented, “I am thrilled to be rejoining the Babies “R” Us team.  Babies “R” Us is a vibrant, 200-store specialty retailer that has delivered strong growth since it opened in 1996 by delighting its guests with an industry-leading range of baby and juvenile products.  Given this, we anticipate that it will thrive as a stand-alone entity by continuing to cater to the distinct buying behavior of expectant and new parents, while growing and enhancing its store base and offerings across the U.S., as well as a number of new international markets.  I am proud to be leading a highly talented management team working to ensure that Babies “R” Us remains the preeminent destination for expectant and new parents.”

Mr. Eyler continued,  “Overall, the strategic plan we are pursuing is intended to enable Babies “R” Us to continue to prosper as a separate entity while also putting our global toy business on a solid foundation. We believe that the aggregate impact of our plan to dramatically cut expenses, pursue operating efficiencies, and reduce capital expenditures will create a radically different global toy business with a powerful ability to generate cash.”

“Entering the second half of our fiscal year we are focused on preparing our toy stores for the upcoming holiday season.  As we have noted in the past, all of our U.S. toy stores are cash flow positive at the store level, and the majority of this cash is generated during the latter part of our fiscal year.  Therefore, it would not be appropriate to make a decision to close any of our stores between now and the conclusion of the 2004 holiday season.  Customers should know that we will operate our toy business with renewed energy.  They can also expect the same unique product assortments and high level of industry knowledge that our stores and website have always provided during the upcoming holiday season.”

“Our Board will continue to evaluate various means to accomplish the external separation of Babies “R” Us and the global toy business.  In addition, based on our enhanced understanding of the value of all of our assets, our work in assessing the long-term prospects and opportunities for the global toy business will continue.  This includes an ongoing commitment to consistently review the real estate and other assets of our global toy business to ensure that we are taking all appropriate steps to enhance shareholder value.”

While the Board plans to pursue the separation of the Babies “R” Us and global toy businesses, there can be no assurance that any such transaction will be completed or the form it will take.

Since work on the strategic review is continuing, the company does not intend to make any further public comment on this subject until the Board reaches a decision on the specific steps that will be taken to separate the ownership of Babies “R” Us and the global toy business.

The Toys “R” Us, Inc. second quarter 2004 earnings release originally scheduled for Monday, August 16 has been postponed to Monday, August 23.  The company expects to release its results before the market opens and will host a conference call at 10 AM on August 23 to discuss its second quarter results.

Credit Suisse First Boston LLC is serving as the company's exclusive financial advisor in connection with its strategic review.

Toys "R" Us is one of the leading specialty toy retailers in the world.  It sells merchandise through more than 1,200 stores, including 683 toy stores in the U.S. and 579 international toy stores, including licensed and franchise stores as well as through its Internet sites at www.toysrus.com, www.imaginarium.com and www.sportsrus.com.  Babies "R" Us is the largest baby product specialty store chain in the world and a leader in the juvenile industry, and sells merchandise through 200 stores in the U.S. as well as on the Internet at www.babiesrus.com.

Further information about Toys “R” Us, Inc. is available at www.toysrusinc.com.

This press release contains "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created thereby.  All statements herein that are not historical facts, including statements about our beliefs or expectations, are forward-looking statements.  We generally identify these statements by words or phrases such as "anticipate," "estimate," "plan," "expect," "believe," "intend," “will," "may," and similar words or phrases.  These statements discuss, among other things, our strategy, store openings and renovations, future financial or operational performance, anticipated cost savings, results of restructurings, anticipated domestic or international developments, and other goals, targets and future occurrences and trends.  These statements are subject to risks, uncertainties and other factors, including, among others, competition in the retail industry, seasonality of our business, changes in consumer preferences and consumer spending patterns, general economic conditions in the United States and other countries in which we conduct our business, our ability to implement our strategy, availability of adequate financing, our dependence on key vendors of our merchandise, international events affecting the delivery of toys and other products to our stores, economic, political and other developments associated with our international operations, and risks, uncertainties and factors set forth in our reports and documents filed with the Securities and Exchange Commission (which reports and documents should be read in conjunction with this press release).  We believe that all forward-looking statements are based upon reasonable assumptions when made; however, we caution that it is impossible to predict actual results oroutcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, you should not place undue reliance on these statements.  Forward-looking statements speak only as of the date when made, and we undertake no obligation to update these statements in light of subsequent events or developments.  Actual results and outcomes may differ materially from anticipated results or outcomes discussed in forward-looking statements.

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CONTACT:	Toys “R” Us, Inc.
Ursula H. Moran (Investor Relations), 973-617-5756
Susan McLaughlin (Media Relations), 973-617-5900